Exhibit 1.2

FORM OF AMENDMENT TO

DEALER MANAGER AGREEMENT

THIS FORM OF AMENDMENT TO DEALER MANAGER AGREEMENT (this “Amendment”) dated [    ], 2018 (the “Amendment Date”) is entered into by and among LaSalle Investment Management Distributors, LLC (the “Dealer Manager”), Jones Lang LaSalle Income Property Trust, Inc. (the “Company”), and JLLIPT Holdings LP, a Delaware limited partnership (the “Operating Partnership”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement (as defined below) as amended hereby.

RECITALS

WHEREAS, the Dealer Manager and the Company previously entered into that certain Dealer Manager Agreement, dated January 5, 2015 (the “Agreement”);

WHEREAS, on [    ], 2018 the Company and the Operating Partnership entered into that certain Contribution Agreement, whereby the Company contributed certain assets to the Operating Partnership as set forth therein and the Operating Partnership assumed the liabilities associated therewith;

WHEREAS, JLLIPT Holdings GP, LLC, a wholly owned subsidiary of the Company (the “General Partner”), is the sole general partner of the Operating Partnership, and the Company is the initial limited partner of the Operating Partnership, which serves as the Company’s operating partnership subsidiary; and

WHEREAS, in accordance with Section 13 of the Agreement, the Dealer Manager and the Company desire to amend the Agreement on the terms and conditions set forth herein to add the Operating Partnership as a party to the Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree that the Agreement shall be amended as follows:

1. Joint and Several Agreement; Covenants; Representations and Warranties. Except as set forth below and effective as of the Amendment Date, the Company and the Operating Partnership hereby jointly and severally agree to, covenant for and represent and warrant with and to the Dealer Manager all provisions previously agreed to, covenanted for and represented and warranted solely by the Company with and to the Dealer Manager, and the Dealer Manager hereby agrees to, covenants for and represents and warrants all provisions previously agreed to, covenanted for and represented and warranted by the Dealer Manager to the Company to both the Company and the Operating Partnership.

2. Rights and Obligations. The Operating Partnership unconditionally agrees to accept such rights, duties, liabilities and obligations provided for under the Agreement jointly and severally with the Company and agrees to pay, perform and discharge, as and when due, all of such obligations under the Agreement accruing on and after the Amendment Date; provided; however, that the agreement of the Operating Partnership to be bound by the terms of the Agreement jointly and severally with the Company in every way as if the Operating Partnership is named in the Agreement as a party thereto shall in no way release the Company from or discharge, supersede or replace the Company’s obligations under the Agreement.

3. Amendment to Section 1.3 of the Agreement. Section 1.3 to the Agreement is superseded and replaced in its entirety as follows:

“Good Standing of the Company and the Operating Partnership. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland, with full power and authority to conduct its business as described in the Registration Statement and the Prospectus and to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the enforceability of the indemnity provisions contained in Section 7 of this Agreement may be limited under applicable securities laws.

The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and the Prospectus and to enter into this Agreement and to perform the transactions, and carry out its obligations, contemplated hereby. As of the Amendment Date, the General Partner is the sole general partner of the Operating Partnership. This Agreement is duly authorized, executed and delivered by the Operating Partnership and is a legal, valid and binding agreement of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles relating to the availability of remedies, and except to the extent that the enforceability of the indemnity and contribution provisions contained in Sections 7 of this Agreement may be limited under applicable securities laws.

Each of the Company and the Operating Partnership has qualified to do business and is in good standing in every jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business, as described in the Prospectus, requires such qualification, except where the failure to do so would not have a material adverse effect on the business, properties, management, financial position, results of operations or cash flows of the Company, its subsidiaries and the Operating Partnership taken as a whole (a “Material Adverse Effect”).”

4. Amendment to Section 1.4 of the Agreement. Section 1.4 to the Agreement is superseded and replaced in its entirety as follows:

Authorization and Description of Securities. As of the Amendment Date, the issuance and sale of the Offered Shares will have been duly authorized by the Company, and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance and sale of the Offered Shares by the Company are not subject to preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company or under any agreement to which the Company is a party or otherwise. The Offered Shares conform in all material respects to the description of the Common Stock contained in the Registration Statement and the Prospectus. The authorized, issued and outstanding shares of Common Stock as of the Amendment Date are as set forth in the Prospectus under the caption “Description of Capital Stock.” All offers and sales of the Common Stock prior to the date hereof were at all relevant times duly registered under the Securities Act or were exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws. As of the Amendment Date, the Operating Partnership has not issued any security or other equity interest other than partnership interests (“Interests”) as set forth in the Prospectus and none of such outstanding Interests has been issued in violation of any preemptive right. All of such Interests have been issued by the Operating Partnership in compliance with applicable federal and state securities laws.

5. Amendment to Section 1.5 of the Agreement. Section 1.5 to the Agreement is superseded and replaced in its entirety as follows:

“Absence of Defaults and Conflicts. The Company is not in violation of its charter or its bylaws and the execution and delivery of this Agreement, the issuance, sale and delivery of the Offered Shares, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not violate the terms of or constitute a default under: (a) its charter or bylaws, each in effect as of the Amendment Date; (b) any indenture, mortgage, deed of trust, lease, or other material agreement to which the Company is a party or to which its properties are bound; (c) any law, rule or regulation applicable to the Company; or (d) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company except, in the cases of clauses (b), (c) and (d), for such violations or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect.

The Operating Partnership is not in violation of its certificate of limited partnership or its limited partnership agreement and the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with its obligations and the other terms of this Agreement by the Operating Partnership does not, and will not conflict with or violate the terms of or constitute a default under, or result in a breach under: (a) its certificate of limited partnership or limited partnership agreement; or (b) any indenture, mortgage, deed of trust, lease, note or other material agreement or instrument to which the Operating Partnership is a party or to which its properties are bound; or (c) any law, rule or regulation applicable to the Operating Partnership; or (d) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Operating Partnership except, in the cases of clauses (b), (c) and (d), for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.”

6. Notice. Any notice, approval, request, authorization, direction or other communication under this Amendment shall be deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service, or (c) on the fifth business day after deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, in each case to the intended recipient at the address set forth below:

If to the Company or the Operating Partnership:	Jones Lang LaSalle Income Property Trust, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention: Chief Executive Officer

If to the Dealer Manager:	LaSalle Investment Management Distributors, LLC
333 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 6.

7. Confirmation of Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

8. Entire Agreement. This Amendment, together with the Agreement, represents the entire agreement related to the transactions contemplated hereby and thereby, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged herein.

9. Counterparts; Signature. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Facsimile and .pdf transmissions of the signature of this Amendment may be relied upon, and shall have the same force and effect, as the original of such signature.

[SIGNATURE PAGES FOLLOW IMMEDIATELY HEREAFTER]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:
Name:
Title:

JLLIPT Holdings LP

By:	JLLIPT HOLDINGS GP, LLC its General Partner

JONES LANG LASALLE INCOME
By:	PROPERTY TRUST, INC., its sole
Member and Manager

By:
Name:
Title:

LASALLE INVESTMENT MANAGEMENT DISTRIBUTORS, LLC

By:
Name:
Title:

[Signature Page to First Amendment to Dealer Manager Agreement]